Exhibit 99.1
Xencor Appoints Todd Simpson to Board of Directors
PASADENA, Calif.-- Mar. 13, 2025-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and autoimmune diseases, today announced the appointment of Todd Simpson to its board of directors. Mr. Simpson has more than 40 years of experience in chief financial officer (CFO) roles at multiple biopharmaceutical companies and in public accounting. Most recently he served as CFO at Seagen Inc. through its acquisition in 2023.
“Mr. Simpson is an accomplished finance and operations executive with broad experience in corporate strategy, and he played a key role in transforming a small development-stage biotech company into one of the most successful growth companies in the biopharmaceutical industry. We are thrilled to welcome Todd to our Board, and we look forward to working with him,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor.
As Seagen’s CFO for 18 years, Mr. Simpson played an important role in the development, launch, and commercialization of four oncology medicines across more than a dozen labeled indications in the United States. He was instrumental in Seagen’s international expansion, leading to the commercialization of three medicines in the Americas and Europe. Mr. Simpson led a range of functions including global finance, strategic planning, tax, treasury, corporate real estate, facilities, investor relations, corporate communications and information technologies, among others. Prior to joining Seagen, he served in executive roles at Targeted Genetics, Aastrom Biosciences and Telios Pharmaceuticals. Mr. Simpson currently serves on the board of directors of Shape Therapeutics, a privately held biotechnology company, and he previously served on the boards of directors of Neoleukin Therapeutics, Aquinox Pharmaceuticals, and Life Science Washington (formerly Washington Biotech and Biomedical Association). Mr. Simpson is a certified public accountant (inactive), and early in his career he practiced public accounting with Ernst & Young LLP for nearly a decade. He received a B.S. in accounting and computer science from Oregon State University.
About Xencor
Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and multiple XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Contacts
For Investors:
Charles Liles
cliles@xencor.com
(626) 737-8118
For Media:
Cassidy McClain
Inizio Evoke
cassidy.mcclain@inizioevoke.com
(619) 694-6291